Exhibit 99.1

Filed by Health Care REIT, Inc.
Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company:
Windrose Medical Properties Trust
(Commission File No. 001-31375)

FOR IMMEDIATE RELEASE

September 13, 2006
For more information contact:
Health Care REIT, Inc.
Scott Estes - (419) 247-2800
Mike Crabtree - (419) 247-2800

Windrose Medical Properties Trust
Stephanie Carrington - (646) 536-7017

HEALTH CARE REIT, INC. AND WINDROSE MEDICAL
PROPERTIES TRUST ANNOUNCE MERGER AGREEMENT

Expanded Portfolio Offers Diversification and Increased Pipeline

Toledo, Ohio and Indianapolis, Indiana, September 13, 2006...Health Care REIT, Inc. (NYSE:HCN) and Windrose Medical Properties Trust (NYSE:WRS) announced today that they have entered into a definitive merger agreement pursuant to which Health Care REIT will acquire Windrose for approximately $877 million, including the assumption of Windrose’s outstanding debt which totaled approximately $426 million as of June 30, 2006. The merger will create a company with investments throughout the health care delivery system with more than 550 properties in 37 states. The combined entity would have gross real estate assets of approximately $4 billion and an enterprise value of approximately $5 billion based on the closing prices of both Health Care REIT and Windrose’s stocks on September 12, 2006.

The merged entity will offer:
•	Expertise and critical mass across all sectors of senior housing and health care real estate
•	Property management and development capabilities
•	Increased portfolio growth through expanded investment and development opportunities
•	Enhanced asset type diversification, reduced tenant concentration, and a favorable investment maturity profile
•	Improved key portfolio metrics including higher non-governmental component of tenant revenues

George Chapman, chief executive officer of Health Care REIT commented, “Our strategic merger with Windrose creates a platform capable of driving superior growth throughout the full spectrum of senior housing and health care real estate. The enhanced tenant base and asset diversification produces an even stronger combined entity. We intend to capitalize on the additional opportunities presented in property management and development, while the increased diversification provided by this combination should provide a more secure revenue stream through different operating cycles generating higher quality dividends and incremental value for our stockholders. Our long-standing relationship with Fred Klipsch and his management team will provide for a seamless integration while strengthening our infrastructure. We are also pleased to announce that Mr. Klipsch will join the board of Health Care REIT and we welcome his valued addition.”

Fred Klipsch, chief executive officer of Windrose remarked, “Windrose enthusiastically joins a firm with a tradition of excellence and superb infrastructure and systems. We look forward to the opportunity to grow our new platform with greater access to reasonably priced capital, while providing our existing Windrose stockholders with an approximate 23% increase in annualized dividends per share and an excellent premium on their investment. The Windrose management team’s broad background in the long-term care sector and our unique relationship with the Health Care REIT management group make this a great strategic and cultural fit. Fred Farrar and I will be intensely focused on a successful integration, continued asset growth and the pursuit of strategic joint initiatives for the Windrose Medical Properties Division within Health Care REIT.”

Under the terms of the agreement, each outstanding share of Windrose will be exchanged for 0.4509 shares of Health Care REIT common stock. At yesterday’s closing prices, this represents a price of $18.06 for each Windrose share. The actual exchange ratio at closing will be based upon the volume-weighted average price per share of Health Care REIT common stock on the New York Stock Exchange for the 10 trading days selected by lot from the 15 trading day period, ending on and including the fifth trading day prior to the closing of the transaction. The exchange ratio will be subject to increase up to a maximum of 0.4650 in the event of a decrease in Health Care REIT’s common stock price prior to the end of such period. Upon closing, Windrose stockholders will own approximately 15% of Health Care REIT, assuming conversion of all of the outstanding Windrose convertible preferred stock. The transaction is expected to close on or about year-end 2006, subject to the approval of the stockholders of Windrose and other customary conditions and consents. Completion of the transaction does not require approval of Health Care REIT stockholders.

Health Care REIT management anticipates that the transaction will be accretive to 2007 fully-diluted FFO per share. Health Care REIT intends to provide initial 2007 guidance including the expected impact of this transaction concurrent with the release of fourth quarter 2006 earnings in February 2007.

Pending the closing of the transaction, the companies expect to pay customary common and preferred stock dividends with any necessary prorations through the actual closing date. During the period prior to closing, Health Care REIT intends to provide Windrose with an interim financing line of credit up to an amount of $150 million to finance additional Windrose acquisition opportunities.

The transaction is structured to qualify at the REIT level as a tax-free merger, and it is a condition to closing that each party receives an acceptable tax opinion to that effect. Windrose stockholders will recognize income for federal income tax purposes only on any cash received in respect of fractional shares.

Deutsche Bank Securities acted as exclusive financial advisor to Health Care REIT and JPMorgan acted as exclusive financial advisor to Windrose.

Combined Company Portfolio Profile:

Portfolio Composition ($000's) (1)

Concentration by Facility Type	# Properties	Investment (2)	% Investment
Skilled Nursing Facilities	213	$1,340,106	37%
Assisted Living Facilities	203	984,600	27%
MOBs	80	592,630	16%
Independent/CCRCs	35	447,825	12%
Hospitals and Specialty Facilities	22	288,863	8%
Totals	553	$3,654,024	100%
Concentration by Operator	# Properties	Investment (2)	% Investment
Emeritus Corporation	50	$358,423	10%
Brookdale Senior Living Inc.	87	288,662	8%
Life Care Centers of America, Inc.	26	223,505	6%
Merrill Gardens L.L.C.	13	202,012	6%
Tara Cares, L.L.C.	34	170,583	5%
Remaining operators and tenants	343	2,410,839	65%
Real Estate Investments	553	$3,654,024	100%

Notes	(1)	Data as of June 30, 2006.
	(2)	Real Estate Investments include gross real estate investments and credit enhancements which amounted to $3,651,574,000 and $2,450,000, respectively.

Conference Call Information. Health Care REIT and Windrose have scheduled a conference call on September 13, 2006 at 10:30 a.m. Eastern time to discuss the merger announcement. Telephone access will be available by dialing 800-829-9048 or 913-312-1279 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through September 27, 2006. To access the rebroadcast, dial 888-203-1112 or 719-457-0820 (international). The conference ID number is 2680644. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Informational slides to accompany the prepared remarks during the conference call can also be accessed via these same Web sites. Replays will be available for 90 days through the same Web sites. This release is posted on Health Care REIT’s Web site under the heading Press Releases and on Windrose’s Web site under the heading Press Releases.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At June 30, 2006, the company had investments in 464 facilities in 37 states with 57 operators and had total assets of approximately $3.1 billion. The portfolio included 35 independent living/continuing care retirement communities, 203 assisted living facilities, 213 skilled nursing facilities and 13 specialty care facilities. More information is available on the Internet at www.hcreit.com.

Windrose Medical Properties Trust is a self-managed real estate investment trust based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment diagnostic facilities, physician group practice clinics, specialty hospitals and treatment centers. More information is available on the Internet at www.windrosempt.com.

Additional Information and Where to Find It

In connection with this proposed transaction, a registration statement of Health Care REIT, which will contain a proxy statement/prospectus, will be filed with the United States Securities and Exchange Commission (“SEC”).  Investors are urged to carefully read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors will be able to obtain the registration statement, including the proxy statement/prospectus, and all other relevant documents filed by Health Care REIT or Windrose with the SEC free of charge at the SEC’s Web site www.sec.gov or, with respect to documents filed by Health Care REIT, from Health Care REIT Investor Relations at One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475, 419-247-2800 and, with respect to documents filed by Windrose, from Windrose Investor Relations at 3502 Woodview Trace, Suite 210, Indianapolis, Indiana, 46268, 317-860-8875.

Participants in the Solicitation

The respective directors, trustees, executive officers and other members of management and employees of Health Care REIT and Windrose may be deemed to be participants in the solicitation of proxies from the shareholders of Windrose in favor of the transactions. Information about Health Care REIT and its directors and executive officers, and their ownership of Health Care REIT securities, is set forth in the proxy statement for Health Care REIT’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2006. Information about Windrose and its trustees and executive officers, and their ownership of Windrose securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of Windrose, which was filed with the SEC on April 10, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe, among other things, the beliefs, expectations, plans and strategies of Health Care REIT, Windrose and the combined entity that are not based on historical facts.  These forward-looking statements concern and are based upon, among other things, the prospective merger of Health Care REIT and Windrose; the possible increase in the size and composition of the portfolios of each entity and the combined entity; potential benefits associated with the proposed transaction; the sale of properties; the performance of the operators and properties of each of Health Care REIT and Windrose; the ability of each of Health Care REIT and Windrose to complete the transaction, to integrate their operations and to achieve expected savings and synergies; the ability to make new investments and to maintain returns from existing investments; the ability to enter into agreements with new and existing tenants; the ability of each of Health Care REIT and Windrose to make distributions; the policies and plans of each of Health Care REIT and Windrose regarding investments, financings and other matters; the tax status of each of Health Care REIT and Windrose as a real estate investment trust; the ability of each of Health Care REIT and Windrose to appropriately balance the use of debt and equity; the ability of each of Health Care REIT and Windrose to access capital markets or other sources of funds; and the ability of each of Health Care REIT and Windrose and of the combined entity to meet earnings guidance.  Forward-looking statements include any statement that includes words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Expected results may not be achieved, and actual results may differ materially from expectations.  This may be caused by various factors, including, but not limited to: changes in economic or general business conditions; the status of capital markets, including prevailing interest rates; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and senior housing industries and specialty medical property market; negative developments in the operating results or financial condition of operators and tenants; the ability to transition or sell facilities with a profitable result; the failure of closings to occur as and when anticipated; acts of God; the ability to reinvest sale proceeds at sufficiently high yields; operator and tenant bankruptcies or insolvencies; government regulations affecting the health care sector;  liability claims and insurance costs for operators and tenants; unanticipated difficulties and/or expenditures relating to future acquisitions;  hostile acts of third parties; changes in rules or practices governing financial reporting; and other factors affecting the execution of the transaction and subsequent performance, including REIT laws and regulations,  anti-takeover provisions and retention of key management personnel;  receipt of shareholder and third party approvals without unexpected delays or conditions;  timely implementation and execution of merger integration plans;  the successful integration of the IT systems and elimination of duplicative overhead and IT costs without unexpected costs or delays;  and no unanticipated developments relating to previously disclosed lawsuits or similar matters.  In addition, the ability of Health Care REIT/Windrose to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace); and other risks and uncertainties described from time to time in Health Care REIT/Windrose public filings with the SEC.  Neither Health Care REIT nor Windrose assume any obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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